                                                                    EXHIBIT 99.2

================================================================================

                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             WASHINGTON, D.C. 20006

--------------------------------------------------------------------------------

                                    FORM 10-Q

                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2003

                          FDIC Certificate Number 21765

                               PACIFIC UNION BANK
             (Exact name of registrant as specified in its charter)

                CALIFORNIA                             95-2888370

     State or other jurisdiction of         I.R.S. Employer Identification
      incorporation or organization                     Number

                            3530 WILSHIRE BLVD. #1800
                          LOS ANGELES, CALIFORNIA 90010
                 Address of principal executive offices      Zip Code

                                 (213) 385-0909
               Registrant's telephone number, including area code

 (Former name, former address and former fiscal year, if changed since last report): Not applicable

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                    Yes     X                 No

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act).

                                    YES         [ ]             NO

         Common stock, $6.00 par value, 10,652,452 shares outstanding as of May 9, 2003.

================================================================================

                               PACIFIC UNION BANK

                                TABLE OF CONTENTS

                                                                                        Page No.
PART I - FINANCIAL INFORMATION

         Item 1.  Financial Statements (Unaudited)

                  Balance Sheets  -
                           March 31, 2003 and December 31, 2002

                  Statements of Operations  -
                           Three months ended March 31, 2003 and 2002

                  Statements of Cash Flows  -
                           Three months ended March 31, 2003 and 2002

                  Notes to Financial Statements

         Item 2.  Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

         Item 3.  Quantitative and Qualitative Disclosure About Market Risk

         Item 4.  Controls and Procedures

PART II - OTHER INFORMATION

         Item 1.  Legal Proceedings

         Item 2.  Changes in Securities

         Item 3.  Defaults upon Senior Securities

         Item 4.  Submission of Matters to a Vote of Security Holders

         Item 5.  Other Information

         Item 6.  Exhibits and Reports on Form 8-K

         Signatures

         Certifications

                         PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                               PACIFIC UNION BANK
                                 Balance Sheets
                   As of March 31, 2003 and December 31, 2002


                                                                                  (Unaudited)            (Audited)
                                                                                 MARCH 31, 2003      DECEMBER 31,2002
                                                                               ----------------      ----------------
                        ASSETS
Cash and due from banks - demand                                               $     30,993,172      $     24,054,519
Federal funds sold                                                                    8,200,000            62,500,000
Due from banks - interest-bearing                                                       230,367               210,654
Federal Home Loan Bank Stock                                                          3,584,800             3,537,800
Securities held-to-maturity, at amortized cost (fair value of
         $77,403,704 at March 31, 2003 and $90,798,966 at December
         31, 2002)                                                                   76,164,366            89,313,683
Securities available-for-sale, at fair value                                         79,489,227            64,701,421
Loans receivable                                                                    732,079,225           683,131,191
      Less allowance for loan losses                                                 (9,304,331)           (8,872,995)
                                                                               ----------------      ----------------
              Net loans receivable                                                  722,774,894           674,258,196
                                                                               ----------------      ----------------
Customers' acceptance liabilities                                                     1,147,762               657,760
Bank premises and equipment, net                                                      6,320,172             6,610,142
Accrued interest receivable                                                           3,280,869             3,404,574
Deferred tax assets                                                                   4,340,182             4,663,046
Income taxes receivable                                                               1,116,038             1,116,038
Other assets                                                                          2,587,758             1,967,404
                                                                               ----------------      ----------------
      Total  assets                                                            $    940,229,607      $    936,995,237
                                                                               ================      ================

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
      Demand, non-interest-bearing                                             $    240,025,932      $    223,377,195
      Demand, interest-bearing                                                        7,624,268             7,602,024
      Money market and savings                                                      146,995,051           170,486,917
      Time certificates of deposit:
              Less than $100,000                                                     97,375,927            99,876,831
              $100,000 or more                                                      267,719,630           258,652,585
                                                                               ----------------      ----------------
      Total deposits                                                                759,740,808           759,995,552

Other borrowed funds                                                                 70,000,000            70,000,000
Acceptance liabilities                                                                1,147,762               657,760
Accrued interest payable                                                              3,106,403             3,140,064
Other liabilities                                                                     2,802,243             2,325,902
                                                                               ----------------      ----------------
      Total liabilities                                                             836,797,216           836,119,278
                                                                               ----------------      ----------------
Stockholders' equity:
      Common stock, $6 par value.  Authorized 30,000,000 shares;
              issued and outstanding 10,621,554 shares at March 31,
              2003 and December 31, 2002                                             63,724,507            63,724,507
      Capital surplus                                                                22,174,825            22,174,825
      Retained earnings                                                              17,004,601            14,283,984
      Accumulated other comprehensive income -  unrealized gain
        on securities available-for-sale - net of taxes                                 528,459               692,643
                                                                               ----------------      ----------------
              Total stockholders' equity                                            103,432,391           100,875,959
                                                                               ----------------      ----------------
              Total liabilities and stockholders' equity                       $    940,229,607      $    936,995,237
                                                                               ================      ================

            See accompanying notes to unaudited financial statements.

                               PACIFIC UNION BANK
                            Statements of Operations
               For the Three Months Ended March 31, 2003 and 2002
                                   (Unaudited)

                                                                           THREE MONTHS ENDED MARCH 31,
                                                                              2003              2002
                                                                        ---------------    --------------
Interest income:
      Interest and fees on loans                                        $     9,938,446    $    8,746,100
      Dividend on Federal Home Loan Bank stock                                   43,120            22,826
      Interest on securities held-to-maturity                                   892,385                --
      Interest on securities available-for-sale                                 673,373         1,813,513
      Interest on Federal funds sold                                            271,524           285,500
      Other interest income                                                       9,425             4,076
                                                                        ---------------    --------------
        Total interest income                                                11,828,273        10,872,015

Interest expense:
      Demand - interest bearing                                                   6,268             9,537
      Savings and money market                                                  578,448           564,327
      Time certificates of deposit:
        Less than $100,000                                                      720,352           811,325
        $100,000 or more                                                      1,409,319         1,572,954
      Other borrowings                                                          598,323                --
                                                                        ---------------    --------------
        Total interest expense                                                3,312,711         2,958,143

        Net interest income before provision for loan losses                  8,515,563         7,913,872

Provision for loan losses                                                       600,000           100,000
                                                                        ---------------    --------------
        Net interest income after provision for loan losses                   7,915,563         7,813,873
                                                                        ---------------    --------------
Other income:
      Service charges on deposit accounts                                     1,640,115         1,598,628
      Remittance fees                                                           215,806           213,488
      Letter of credit related fees                                             191,807           193,328
      Gain on sale of loans                                                     428,992                --
      Other operating income                                                    461,406           532,749
                                                                        ---------------    --------------
        Total other income                                                    2,938,127         2,538,193
                                                                        ---------------    --------------
Other expenses:
      Salaries and employee benefits                                          3,231,985         2,892,861
      Security guards                                                           218,538           234,204
      Net occupancy expense                                                     697,098           721,657
      Equipment expense                                                         339,747           350,693
      Data processing                                                           471,381           448,148
      Net other real estate owned expense                                            --                41
      Office supplies                                                            76,102           115,351
      Legal and professional                                                    178,257           417,921
      Advertising and public relations                                          152,601           127,889
      Other operating expenses                                                  918,364           743,558
                                                                        ---------------    --------------
        Total other expenses                                                  6,284,072         6,052,323
                                                                        ---------------    --------------
        Income before income taxes                                            4,569,617         4,299,742

Income taxes                                                                  1,849,000         1,719,000
                                                                        ---------------    --------------
        Net income                                                      $     2,720,617    $    2,580,742
                                                                        ===============    ==============
Net income per share:
        Basic                                                           $          0.26    $         0.24
        Diluted                                                         $          0.25    $         0.24

Weighted-average common shares outstanding
        Basic                                                                10,621,554        10,607,426
        Diluted                                                              10,683,470        10,681,124

                 See accompanying notes to financial statements

                               PACIFIC UNION BANK
                            Statements of Cash Flows
               For the Three Months Ended March 31, 2003 and 2002
                                   (Unaudited)

                                                                                            MARCH 31,        MARCH 31,
                                                                                              2003             2002
                                                                                         --------------    -------------
Cash flows from operating activities:
    Net income                                                                           $    2,720,617    $   2,580,742
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization expenses                                                   305,570          345,341
       Provision for loan losses                                                                600,000          100,000
       Accretion of discount and amortization of premium
          on securities held-to-maturity, net                                                   156,511               --
       Accretion of discount and amortization of premium
          on securities available-for-sale, net                                                (283,382)          46,708
       Net loss (gain) on disposal of Bank premises and equipment                                 9,943           (7,100)
       Gain on sale of loans                                                                   (428,992)              --
       Origination of loans held for sale                                                            --
       Proceeds from sale of loans held for sale                                                     --
       Decrease (Increase) in accrued interest receivable                                       123,705         (322,626)
       Decrease in deferred income taxes                                                        442,000          945,001
       Stock dividend on Federal Home Loan Bank stock                                           (47,000)         (22,600)
       Increase in other assets                                                                (620,354)        (134,640)
       Decrease in accrued interest payable                                                     (33,661)      (1,926,489)
       Increase in other liabilities                                                            476,341          220,573
                                                                                         --------------    -------------
                   Net cash provided by operating activities                                  3,421,298        1,824,910
                                                                                         --------------    -------------
Cash flows from investing activities:
    Proceeds from maturities and redemptions of securities held-to-maturity                  12,992,806               --
    Proceeds from maturities and redemptions of securities available-for-sale                19,870,481       16,356,355
    Purchase of securities available-for-sale                                               (34,658,226)              --
    Proceeds from recoveries of written-off loans                                                12,321           28,207
    Net increase in loans                                                                   (48,700,027)      (4,650,770)
    Purchases of Bank premises and equipment                                                    (25,543)        (223,326)
    Proceeds from sale of Bank premises and equipment                                                --            7,100
                                                                                         --------------    -------------
                   Net cash (used in) provided by investing activities                      (50,508,188)      11,517,566
                                                                                         --------------    -------------
Cash flows from financing activities:
    Net increase (decrease) in demand deposits, non-interest-bearing                         16,648,737        (992,094)
    Net increase in demand deposits, interest-bearing                                            22,244        1,107,974
    Net decrease in money market and savings deposits                                       (23,491,866)      (9,785,573)
    Net increase (decrease) in time certificates of deposit                                   6,566,141     (12,886,956)
    Proceeds from exercise of stock options                                                          --           10,835
                                                                                         --------------    -------------
                   Net cash used in financing activities                                       (254,744)     (22,545,814)
                                                                                         --------------    -------------
                   Net decrease in cash and cash equivalents                                (47,341,634)      (9,203,338)

Cash and cash equivalents at beginning of period                                             86,765,173       68,073,953
                                                                                         --------------    -------------
Cash and cash equivalents at end of period                                               $   39,423,539    $  58,870,615
                                                                                         ==============    =============
Supplemental disclosures of cash flow information:
    Cash paid during the period for:
        Interest                                                                         $    3,346,372    $   4,884,632
        Income taxes                                                                     $    1,000,000    $     700,000
                                                                                         ==============    =============

            See accompanying notes to unaudited financial statements.

                               PACIFIC UNION BANK
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)

1.       BASIS OF PRESENTATION

         The accompanying unaudited interim financial statements of Pacific Union Bank ("Bank") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

2.       COMPREHENSIVE INCOME

         Comprehensive income consists of net income and net unrealized gain
(loss) on securities available-for-sale. The comprehensive income amounted to $2.6 million which included net income of $2.7 million and decrease in unrealized gain of $164,000, which is net of the tax effect of $119,000 for the three months ended March 31, 2003.

3.       EARNINGS PER SHARE

         The following is a reconciliation of the numerators and denominators of the basic and diluted per share computation for the three months ended March 31, 2003 and 2002.

                                                  INCOME        SHARES    PER SHARE
2003                                            (NUMERATOR) (DENOMINATOR)  AMOUNT
----                                            ----------- ------------- ---------
Basic EPS -
    Income available to common stockholders     $2,720,617   10,621,554   $   0.26

Effect of Dilutive Securities -
    Options                                             --       61,916      (0.01)
                                                ----------   ----------   --------
Diluted EPS -
    Income available to common stockholders     $2,720,617   10,683,470   $   0.25
                                                ==========   ==========   ========

                                                   INCOME        SHARES    PER SHARE
2002                                             (NUMERATOR) (DENOMINATOR)  AMOUNT
----                                             ----------- ------------- ---------
Basic EPS -
    Income available to common stockholders      $2,580,742   10,607,426   $   0.24

Effect of Dilutive Securities -
    Options                                              --       73,698         --
                                                 ----------   ----------   --------
Diluted EPS -
    Income available to common stockholders      $2,580,742   10,681,124   $   0.24
                                                 ==========   ==========   ========

4.       CAPITAL TRANSACTIONS

         The Bank's outstanding number of shares was 10,621,554 at March 31, 2003. The Bank has declared a quarterly cash dividend of $0.05 per common share on April 24, 2003. The cash dividend will be paid on or about May 27, 2003 to all shareholders of record as of May 15, 2003.

5.       STOCK OPTIONS

         Had compensation cost for the Bank's stock option plan been determined based on the fair values at the grant dates for awards under the plan consistent with the fair value method of SFAS No. 123, the Bank's net income and earnings per share for the three months ended March 31, 2003 and March 31, 2002 would have been reduced to the pro forma indicated below.

                                             MARCH 31, 2003        MARCH 31, 2002
                                             --------------        --------------
Net Income:
   As reported                               $   2,720,617         $   2,580,742
   Pro-forma                                     2,706,718             2,568,629

Earnings per share:
   As reported:
     Basic                                   $        0.26         $        0.24
     Diluted                                          0.25                  0.24

   Pro-forma:
     Basic                                   $        0.25         $        0.24
     Diluted                                          0.25                  0.24

6.       RECENT ACCOUNTING PRONOUNCEMENTS

         In, May 2002, Statement of Financial Accounting Standards No. 145, Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections (SFAS No. 145), was issued. SFAS No. 145 will require gains and losses on extinguishments of debt to be classified as income or loss from continuing operations rather than as extraordinary items as previously required under SFAS No. 4. Extraordinary treatment will no longer be permitted for certain extinguishments considered to be part of a company's risk management strategy. SFAS 145 also amends SFAS No. 13 to require certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). SFAS No. 145 is effective for financial statements issued after May 15, 2002, and with respect to the impact of the reporting requirements of changes made to SFAS No. 4 for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 did not have any impact on its financial condition or results of operations.

         In November 2002, FASB Interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an Interpretation of FASB No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34, (FIN No. 45) was issued. FIN No. 45 clarifies requirements relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires that upon issuance of a guarantee, companies recognize a liability for the fair value of the obligation it assumes under that guarantee. The Company has adopted the annual disclosure provisions of FIN No. 45 in the year ended December 31, 2002 consolidated financial statements. The adoption of FIN 45 did not have a material impact on the Bank's financial statements.

         In October 2002, Statement of Financial Accounting No. 147, Acquisitions of Certain Financial Institutions (SFAS No. 147). SFAS No. 147 applies to all acquisitions of financial institutions except those between mutual enterprises. This Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The provisions of this Statement relating to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions of this Statement relating to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in were effective on October 1, 2002, with earlier application permitted. The adoption of FASB No. 147 did not have a material effect on the financial statements.

         In December 2002, Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-An Amendment of SFAS No. 123 (SFAS No. 148) was issued. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation ( SFAS No. 123 ), to provide alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in not only annual, but also interim financial statements about the effect the fair value method would have had on reported results. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002, and the Bank has adopted those disclosure requirements.

         In January 2003, The Financial Accounting Standards Board (FASB or the "Board") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN No. 46). This Interpretation addresses consolidation by business enterprises of variable interest entities and clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Certain disclosures are effective immediately. The adoption of FIN No. 46 is not expected to have a material effect on the financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis includes forward-looking statements regarding management's beliefs, projections and assumptions concerning future results and events. When used the words "anticipate", "believe", "estimate", "expect", and "intend" and words or phrases of similar meanings as they relate to the Bank or the Bank's management, are intended to identify forward-looking statements. These statements are not guarantees and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Bank to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, governmental policies and actions of regulatory agencies, costs associated with the Bank's future expansion, competition from other commercial banks and other competition and market and general economic factors. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak as of the date hereof. All forward-looking statements contained in this Form 10-Q are qualified in their entirety by this cautionary statement.

The following discussion and analysis is intended to provide details of the results of operations of the Bank for the three months ended March 31, 2003 and 2002 and financial condition at March 31, 2003 and at December 31, 2002. The following discussion should be read in conjunction with Annual Report on Form 10-K/A for the year ended December 31, 2002 filed with the Federal Deposit Insurance Corporation in particular as it relates to the critical accounting policies as discussed in item 14 of the Form 10-K/A.

RESULTS OF OPERATIONS

         Net income for the quarter ended March 31, 2003 increased by $140,000 or 5.42% to $2.7 million compared to $2.6 million for the same period in 2002. Diluted earnings per share for the first quarter of 2003 was $0.25, as compared to $0.24 for the same period of 2002. Income before income tax expense amounted to $4.6 million for the first quarter of 2003, an increase of $270,000 or 6.28% compared to $4.3 million for the same quarter a year ago.

         The annualized return on average assets ("ROA") and return on average stockholders' equity ("ROE") were 1.11% and 10.71%, respectively, for the first quarter of 2003, compared to 1.29% and 11.53%, respectively, for the same quarter of 2002.

NET INTEREST INCOME

         The Bank's primary source of income is net interest income, which is the difference between interest income from interest-bearing assets and interest paid on interest-bearing liabilities, such as deposits and other borrowings used to fund those assets. The Bank's net interest income is affected by changes in the volume of interest-earning assets and interest-bearing liabilities as well as by changes in yield earned on interest-earning assets and rates paid on interest-bearing liabilities. The Bank also generates non-interest income, including the service charges on deposit accounts and other transactional fees. The Bank's non-interest expenses consist primarily of personnel, occupancy and equipment expense and other operating expenses. The Bank's results of operations are affected by its provision for loan losses and may also be significantly affected by other factors including general economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory agencies.

         Net interest income before the provision for the loan losses increased by $602,000 or 7.60% to $8.5 million in the first quarter of 2003, compared to $7.9 million in the same quarter of 2002. Total interest income increased by $956,000 or 8.80% to $11.8 million in the first quarter of 2003, compared to $10.9 million in the same quarter of 2002 primarily due to an increase of $1.2 million in interest and fees on loans and partially offset by a $248,000 decrease in interest on investment securities.

         The increase in interest income is contributed by the average volume increase of $174.9 million in interest earning-assets to $933.3 million in the first quarter of 2003 from $758.4 million in the same quarter of 2002 despite the decrease in yield on average interest earning-assets by 66 basis points compared to the same quarter of 2002. The yield on average interest earning-assets was 5.07% in the first quarter of 2003 compared to 5.73% in the same quarter of 2002. Average net loans increased $133.8 million or 24.0% to $691.0 million in the first quarter of 2003 compared to $557.2 million for the corresponding quarter of 2002. Offsetting the increase in average net loans, the yield on average loans decreased by 53 basis points to 5.75% in the first quarter of 2003 from 6.28% in the same quarter of 2002, which negatively affected the loan interest income. The decrease in the interest income of Federal funds sold and investment securities was mainly due to the decrease in yields in the first quarter of 2003 compared with the same quarter of 2002. The average Federal funds sold increased $19.9 million to $88.4 million in the first quarter of 2003 compared with $68.5 million for the corresponding quarter of 2002. The yield on average Federal funds sold dropped 44 basis points to 1.23% compared to 1.67% for the same quarter of 2002. Average investment securities increased $16.2 million to $146.3 million in the first quarter of 2003 compared with $130.1 million for the corresponding quarter of 2002. The yield on average investment securities for the first quarter of 2003 was 4.28% which was a decrease of 130 basis points from 5.58% for the correspondent quarter of 2002.

         Total interest expense increased by $355,000 or 11.99% to $3.3 million for the first quarter of 2003 compared to $3.0 million for the same quarter of 2002. The increase is mainly due to an increased interest expense of $598,000 on $70.0 million in advances from Federal Home Loan Bank in the first quarter of 2003 compared to zero for the correspondent quarter of 2002. The interest expense on time certificates of deposit of $100,000 or more decreased $164,000 or 10.40% to $1.4 million in the first quarter of 2003 compared to $1.6 million for the same quarter of 2002. Average time certificates of deposit of $100,000 or more increased $15.2 million or 6.36% to $254.8 million in the first quarter of 2003 compared with $239.6 million for the corresponding period of 2002. The cost on average time certificates of deposit of $100,000 or more decreased 42 basis points to 2.24% in the first quarter of 2003 from 2.66% in the corresponding quarter of 2002. The cost of funds decreased 16 basis points to 1.54% in the first quarter of 2003 compared with 1.70% in the same quarter of 2002.

NET INTEREST MARGIN

         Net interest margin decreased by 52 basis points or 12.47% to 3.65% for the first quarter of 2003 compared to 4.17% for the corresponding period of 2002. The decrease in net interest margin was primarily attributable to the decrease in the average interest-earning assets yield of 66 basis points to 5.07% in the first quarter of 2003 compared with 5.73% in the same quarter of 2002. The decrease in the average interest-earning assets yield was offset by the cost of funds decrease of 16 basis points to 1.54% in the first quarter of 2003 from 1.70% in the corresponding quarter of 2002. Approximately 80% of the loan portfolio has yields based upon the prime rate which automatically reprice based upon changes in the prime rate. In a declining rate environment, the Bank's net interest rate margin decreases as the interest-earning assets are repriced at a faster pace than the interest-bearing liabilities.

         The following table presents condensed average balance sheet information for the Bank, together with interest rates earned and paid on the various sources and uses of funds for each of the periods indicated:

               DISTRIBUTION, YIELD AND RATE ANALYSIS OF NET INCOME

                                              For the Three Months Ended                 For the Three Months Ended
                                     ------------------------------------------   ----------------------------------------
                                                    March 31,2003                               March 31,2002
                                     ------------------------------------------   ----------------------------------------
                                                               Average   % to                            Average    % to
                                     Average    Income/         Rate/   Earning   Average    Income/      Rate/    Earning
                                     Balance    Expense       Yield(30) Assets    Balance    Expense     Yield(1)  Assets
                                     ------------------------------------------   ----------------------------------------
ASSETS:
Interest-earning assets:
Loans, net(31)                       $690,989   $  9,938        5.75%    74.03%   $557,226   $  8,746      6.28%    73.47%
Federal Home Loan Bank stock            3,538         43        4.86      0.38       1,512         23      6.08      0.20
Taxable investment securities(32)
    U.S. Treasury Securities            2,341         18        3.08      0.25       1,508         22      5.84      0.20
    U.S. Governmental Agencies        144,009      1,548        4.30     15.43     128,432      1,790      5.58     16.93
Tax-exempt  Investment Securities:

    State & Municipal Obligation            -          -           -         -         200          2      3.85      0.03
Federal funds sold                     88,359        272        1.23      9.47      68,462        285      1.67      9.03
Interest-earning deposits               4,098          9        0.89      0.44       1,061          4      1.53      0.14
                                     --------   --------                ------    --------   --------              ------
Total interest-earning assets         933,334     11,828        5.07%   100.00%    758,401     10,872      5.73%   100.00%
                                     --------   --------                ------    --------   --------              ------
Non-interest-earning assets:
Cash and due from banks                23,940                                       25,024
Premises and equipment, net             6,502                                        9,311
Other real estate owned                     -                                            -
Customers' acceptance liabilities         595                                          583
Accrued interest receivable             3,208                                        3,394
Other assets                            9,989                                        4,260
                                     --------                                     --------
Total non-interest-earning assets      44,234                                       42,572
                                     --------                                     --------
Total assets                         $977,568                                     $800,973
                                     ========                                     ========

LIABILITIES AND STOCKHOLDERS'
 EQUITY:
Interest-bearing liabilities:
Deposits:
    Money market                     $156,766   $    551        1.43%             $113,589   $    486      1.74%
    Super NOW                           7,718          6        0.32                 7,116         10      0.57
    Savings                            45,373         27        0.24                42,413         78      0.75
    Time certificates of deposit
    of $100,000 or more               254,799      1,409        2.24               239,566      1,573      2.66
    Other time certificates of
    deposit                           107,571        721        2.72               103,606        811      3.17
Other borrowings                       70,031        598        3.42                     -          -         -
                                     --------   --------                          --------   --------
Total interest-bearing liabilities    642,258      3,312        2.09%              506,290      2,958      2.37%
                                     --------   --------                          --------   --------
Non-interest-bearing liabilities:
Demand deposits                       227,204                                      198,903
Other liabilities                       6,465                                        6,241
                                     --------                                     --------
Total non-interest-bearing
liabilities                           233,669                   1.54%              205,144                 1.70%
                                     --------                                     --------
Stockholders' equity                  101,641                                       89,539
                                     --------                                     --------
Total liabilities and stockholders'
equity                                977,568                                      800,973
                                     ========                                     ========
Net interest income                                8,516                                        7,914
                                                ========                                     ========
Net interest spread(33)                                         2.98%                                      3.36%
                                                               =====                                     ======
Annualized net interest margin(34)                              3.65%                                      4.17%
                                                               =====                                     ======
Ratio of average interest-bearing
assets to average interest-bearing
liabilities                                                   145.32%                                    149.80%
                                                              ======                                     ======

         The following table sets forth, for the years indicated, the dollar amount of changes in interest earned and paid for interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in average daily balances (volume) or changes in interest rates (rate). The variances attributable to both the volume and rate changes have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amount of the changes in each:

-----------------------------------

(30) Average rates/yields for these periods have been annualized.

(31) Loan includes loans held for sale and net of the allowance for loan losses, deferred fees and related direct costs. Non-accrual loans are included in the table for computation purposes, but the foregone interest of such loans is excluded. Loan fees were $1.4 million and $1.1 million at March 31, 2003 and 2002.

(32) Yields on tax-exempt income have not been computed on a tax equivalent basis because tax-exempt securities are minimal.

(33) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities.

(34) Represents net interest income as a percentage of average interest-earning assets.

                                        FOR THE THREE MONTH ENDED
                                                MARCH 31,
                                              2003 VS. 2002
                                          INCREASES (DECREASES)
                                            DUE TO CHANGE IN
                                       VOLUME     RATE(1)     TOTAL
                                       ------     -------     -----
                                         (DOLLARS IN THOUSANDS)
EARNING ASSETS:
INTEREST INCOME:
   Loans, net(2) ....................  $ 1,969       (777)     1,192
   Federal Home Loan Bank stock .....       25         (5)        20
   Taxable investment securities:
     U. S. Treasury securities ......        9        (13)        (4)
     U. S. Government agencies ......      200       (442)      (242)
   Tax-exempt securities:(3)
     State and Municipal Obligation..       (2)         -         (2)
   Federal funds sold ...............       71        (84)       (13)
   Interest-earning deposits ........        7         (2)         5
                                       -------    -------    -------
       Total net change
           in interest income .......  $ 2,279    ($1,323)   $   956
                                       =======    =======    =======

DEPOSITS AND BORROWED FUNDS:
INTEREST EXPENSE:
   Money market deposits ............      162        (97)        65
   Super NOW ........................        1         (4)        (3)
   Savings deposits .................        5        (56)       (51)
   Time certificates of deposit in
     denominations of $100,000
     or more ........................       95       (260)      (165)
   Other time deposits ..............       30       (120)       (90)
   Other borrowings .................      598         (0)       598
                                       -------    -------    -------

       Total net change
           in interest expense ......      891       (537)       354
                                       -------    -------    -------
Change in net interest income .......  $ 1,388    ($  786)   $   602
                                       =======    =======    =======

PROVISION FOR LOAN LOSSES

         Provision for loan losses are made monthly, in anticipation of credit risks. Credit risk is inherent in making loans. The Bank sets aside an allowance for loan losses through charges to earnings. The charges are reflected in the income statement as the provision for loan losses. Specifically, the provision for loan losses represents the amount charged against current period earnings to achieve an allowance for loan losses that in Management's judgment is adequate to absorb losses inherent in the Bank's loan portfolio.

         For the first quarter of 2003 the provision for loan losses amounted to $600,000 compared with $100,000 in the corresponding period of 2002. The increase was mainly attributable to a strong loan growth in the first quarter of 2003. On a quarterly basis, management performs an analysis of the adequacy of the allowance for loan losses. The results of this analysis for the quarter ended March 31, 2003 determined that the allowance was adequate to cover losses inherent in the portfolio. The procedures for monitoring the adequacy of the allowance, as well as detailed information concerning the allowance itself, are included below under "Allowance for loan losses."

NON-INTEREST INCOME

         Non-interest income increased $400,000 or 15.76% to $2.9 million in the first quarter of 2003 compared to $2.5 million in the same quarter of 2002. The increase resulted mainly from the gain of $429,000 on the sale of SBA loans. Management expects to continue to recognize gains from the sale of SBA loans. Offsetting the increase, other operating income decreased by $72,000. The other operating income consists of credit card related fees, mortgage loan related fees, merchant discount fees, remittance and cable fees and other various fees.

         The following table sets forth the various components of the Bank's non-interest income for the periods indicated:

---------------------------
(1) Rates for these periods on which calculations are based have been annualized.

(2) Loan fees net of direct cost have been included in the calculation of interest income. Loan fees were $189,000 and $134,000 for the three months ended March 31, 2003 and 2002, respectively. Loans are net of the allowance for loan losses, deferred fees and related direct costs.

(3) Yields on tax-exempt income have not been computed on a tax equivalent basis, because the percentage of tax-exempt securities is minimal.

                              NON-INTEREST INCOME
                             (Dollars in thousands)

                                     Three Months Ended  Increase (Decrease)
                                     ------------------  -------------------
                                     03/31/03 03/31/02  Amount      Percent(%)
                                     -------- --------  ------      ----------
Service charges on deposit accounts   $1,640   $1,599   $   41         2.56 %
Remittance fees                          216      213        3         1.41
Letter of credit related fees            192      193       (1)       (1.04)
Gain on sale of loans                    429       --      429       100.00
Other operating income                   461      533      (72)      (13.32)
                                      ------   ------   ------       ------
        Total                         $2,938   $2,538   $  400        15.76 %
                                      ======   ======   ======       ======

NON-INTEREST EXPENSE

         Non-interest expense increased by $232,000 or 3.83% to $6.3 million in the first quarter of 2003, compared to $6.1 million in the corresponding quarter of 2002. The increase is mainly attributable to an increase of $339,000 in salaries and employee benefits offset by a decrease of $240,000 in legal and professional expenses. An increase in salaries and employee benefits was partially due to the increases in reserves for medical expenses and annual bonus for 2003. The decrease in the legal and professional expenses was mainly due to reduced consulting expenses associated with an enterprise-wide risk management implementation which peaked in early 2002. For the first three months of 2003, the consulting expenses amounted to $20,000 compared to $382,000 for the same period of 2002. Other operating expenses consist of other loan related expenses, regulatory assessment expenses, employee related fees and other outside fees. The efficiency ratio for the first quarter of 2003 was 54.86% compared to $57.91% for the correspondent quarter of 2002

         The following table presents the components of the non-interest expense with the amount and percentage changes for the periods indicated:

                              NON-INTEREST EXPENSE
                             (Dollars in thousands)

                                 Three Months Ended  Increase / (Decrease)
                                 ------------------  ---------------------
                                  03/31/03 03/31/02  Amount    Percent (%)
                                  -------- --------  ------    -----------
Salaries and employee benefits     $3,232   $2,893   $  339       11.72 %
Security guards                       219      234      (15)      (6.41)
Net occupancy expense                 697      722      (25)      (3.46)
Equipment expense                     340      351      (11)      (3.13)
Data processing                       471      448       23        5.13
Office supplies                        76      115      (39)     (33.91)
Legal and professional                178      418     (240)     (57.42)
Advertising and public relations      153      128       25       19.53
Communication expenses                263      243       20        8.23
Other operating expenses              655      500      155       31.00
                                   ------   ------   ------      ------
        Total                      $6,284   $6,052   $  232        3.83 %
                                   ======   ======   ======      ======

INCOME TAX

         The effective tax rate for the first quarter ended March 31, 2003 was 40.46% compared to 39.98% for the same period of 2002.

         The Bank files its California tax return using the Water's Edge Unitary method. When computing its California franchise tax liability, the California law requires that the Bank consider the taxable income allocated from estimated combined net taxable income using the apportionment factor of property, payroll and revenues over combined property, payroll and revenue of its foreign-owned majority shareholder.

FINANCIAL CONDITION

         The Bank's total assets were $940.2 million at March 31, 2003, an increase of $3.2 million or 0.35% from the $937.0 million at December 31, 2002. The net increase is attributable to a $48.5 million or 7.20% increase in net loans, a $6.9 million or 28.85% increase in cash and due from banks, and offset by a decrease in Federal funds sold of $54.3 million or 86.88%. Total deposits decreased by $255,000 to $759.7 million at March 31, 2003 from $760.0 million at December 31, 2002. The non-interest bearing deposits of $16.6 million or 7.45% and time certificates of deposit of $100,000 or more of $9.1 million or 3.51% increased in the first quarter of 2003 compared with December 31, 2002. Offsetting these increases, money market deposits and savings deposits decreased a $23.5 million or 13.78% in the first quarter of 2003 compared with the same period of 2002. The Bank's advances from Federal Home Loan Bank remained at a $70.0 million at March 31, 2003, the same as at December 31, 2002. Stockholders' equity increased $2.6 million or 2.53% to $103.4 million at March 31, 2003 from $100.9 million at December 31, 2002.

INTEREST-EARNING ASSET MIX

         Total earning assets amounted to $890.4 million at March 31, 2003, compared with $894.5 million at December 31, 2002, representing a decrease of $4.1 million or 0.46%. The composition of the earning assets changed slightly at March 31, 2003 compared with December 31, 2002. The net loans as a percentage of total earning assets increased 5.79% to 81.17% and the percentage of Federal funds sold to the total earning assets decreased 6.07% to 0.92% at March 31, 2003 compared to December 31, 2002. On an average basis, interest-earning assets amounted to $933.3 million, an increase of $174.9 million or 23.07% for the first three months of 2003 compared to $758.4 million for the same period of 2002.

         The table below shows the changes in the earning asset mix as of the dates indicated:

                                            (Dollars in thousands)
                                   As of  03/31/03        As of 12/31/02
                                   ---------------        --------------
Types of earning assets          Amount     Percent (%)  Amount  Percent (%)
                                 ------     -----------  ------  -----------
Federal funds sold              $  8,200        0.92%   $ 62,500     6.99%
Federal Home Loan Bank stock       3,585        0.40       3,538     0.40
Securities held-to-maturity       76,164        8.55      89,314     9.98
Securities available-for-sale     79,489        8.93      64,701     7.23
Net loans                        722,775       81.17     674,258    75.38
Interest-bearing deposits            230        0.03         211     0.02
                                --------      ------    --------   ------
        Total earning assets    $890,443      100.00%   $894,522   100.00%
                                ========      ======    ========   ======

SECURITIES

         The Bank classifies its securities as held-to-maturity or available-for-sale. The securities classified as held-to-maturity are those that the Bank has the positive intent and ability to hold until maturity. These securities are carried at amortized cost. The securities that could be sold in response to changes in interest rate, increased loan demand, liquidity needs, capital requirements or other similar factors, are classified as securities available-for-sale. These securities are carried at fair value, with unrealized gains or losses reflected net of tax as a component of comprehensive income. As of March 31, 2003, the Bank had a net unrealized gain of $912,000 on its available for sale portfolio. Accumulated other comprehensive income for the first three months of 2003 was $164,000 representing the net unrealized loss, net of tax.

         The total investment securities increased $1.6 million or 1.06% to $155.7 million at March 31, 2003 from $154.0 million at December 31, 2002. During the first quarter of 2003, purchased available-for-sale securities amounted to $34.7 million compared to zero for the correspondent quarter of 2002.

         The following table summarizes the amortized cost, fair value and distribution of the Bank's investment securities as of the dates indicated:

                              INVESTMENT PORTFOLIO
                             (Dollars in thousands)

                                    As of  03/31/03       As of 12/31/02
                                    ---------------       --------------
                                  Amortized    Fair     Amortized   Fair
                                    Cost       Value      Cost      Value
                                  ---------  --------   ---------  --------
AVAILABLE-FOR-SALE:
U.S. Treasury securities          $ 20,994   $ 21,052   $  1,003   $  1,074
U.S. Government agencies            15,729     15,857     25,996     26,290
Mortgage-backed securities (1)      39,349     39,999     34,000     34,730
State and political subdivision      2,505      2,581      2,507      2,607
                                  --------   --------   --------   --------
   Total available-for-sale       $ 78,577   $ 79,489   $ 63,506   $ 64,701
                                  ========   ========   ========   ========

HELD-TO-MATURITY:
Mortgage-backed securities (1)      76,164     77,404     89,314     90,799
   Total held-to-maturity           76,164     77,404     89,314     90,799
                                  --------   --------   --------   --------
   Total investment securities    $154,741   $156,893   $152,820   $155,500
                                  ========   ========   ========   ========

----------------------------------
(1) Principal balance may be prepaid before contracted maturity date.

                  INVESTMENT MATURITIES AND REPRICING SCHEDULE
                             (Dollars in thousands)
                              As of March 31, 2003

                                                        After One But       After Five but
                                   Within One Year    Within Five Years    Within Ten Years     After Ten Years         Total
                                --------------------  -----------------    ----------------  --------------------- ----------------
                                 Amount     Yield(1)  Amount   Yield (1)   Amount  Yield(1)   Amount     Yield (1)  Amount  Yield(1)
                                --------------------  -----------------    ----------------  --------------------- ----------------
AVAILABLE-FOR-SALE:
U.S. Treasury securities        $ 19,987      1.16%   $  1,065   5.82%     $     -     -%    $      -         -%   $ 21,052   2.09%
U.S. Government agencies           6,105      5.94       9,752   2.89            -     -            -         -      15,857   4.42
Mortgage-backed  securities       18,520      5.65      11,011   5.94            -     -       10,468      5.91      39,999   5.75
State and political                1,527      6.13       1,054   6.17            -     -            -         -       2,581   6.14
                                ------------------    ---------------      -------------     ------------------    ---------------
  Total available-for-sale      $ 46,139      5.29%   $ 22,882   5.61%     $     -     -%    $ 10,468      5.91%   $ 79,489   5.42%
                                ==================    ===============      =============     ==================    ===============

HELD-TO-MATURITY:
Mortgage-backed securities(2)          -         -      76,164   4.36            -     -            -         -      76,164   4.36
                                ------------------    ---------------      -------------     ------------------    ---------------
    Total held-to-maturity             -         -      76,164   4.36            -     -            -         -      76,164   4.36
                                ------------------    ---------------      -------------     ------------------    ---------------
       Total investment         $ 46,139      5.29%   $ 99,046   5.11%     $     -     -%    $ 10,468      5.91%   $155,653   5.26%
                                ==================    ===============      =============     ==================    ===============

(1) Yield on tax-exempt obligations has not been computed on a tax equivalent basis because the percentage of tax-exempt securities is minimal.

(2) The mortgage-backed securities reflect stated maturities and not anticipated prepayments.

LOANS

         The Bank experienced strong loan demand in the first three months of 2003. Total gross loans increased $48.9 million or 7.17% to $732.1 million at March 31, 2003 from $683.1 million at December 31, 2002. Total commercial and industrial loans increased $13.5 million or 10.78% to $138.9 million at March 31, 2003 from $125.4 million at December 31, 2002. Commercial real estate loans increased $44.7 million or 11.29% and residential mortgage loans decreased $8.2 million or 21.83% during the first three months of 2003. $6.1 million of the guaranteed portion of SBA loans were sold during the first quarter of 2003.

         The following table sets forth the composition of the Bank's loan portfolio as of the dates indicated:

                           LOAN PORTFOLIO COMPOSITION
                             (Dollars in thousands)

                                 As of 03/31/03           As of 12/31/02
                                 --------------           --------------
                                            Percent                  Percent
                               Amount      of Total     Amount      of Total
                               ------      --------     ------      --------
Commercial and industrial     $138,881       18.97%    $125,363       18.35%
Installment loans               19,812        2.71       21,225        3.11
Real estate loans:
   Commercial                  440,492       60.17      395,807       57.94
   Residential mortgage         29,283        4.00       37,459        5.48
Home equity                      6,090        0.83        5,993        0.88
SBA                             69,473        9.49       74,560       10.91
Other (1)                        3,502        0.48        3,619        0.53
Trade Finance                   12,566        1.72       12,488        1.83
Bills Bought                    11,980        1.64        6,617        0.97
                              --------      ------     --------      ------
      Total gross loans (2)   $732,079      100.00%    $683,131      100.00%
                              ========      ======     ========      ======

---------------
(1) Consists predominantly of credit card loans.

(2) Net of unearned income and participation loans sold.

NON-PERFORMING ASSETS

         Non-performing assets include loans past due 90 days or more and still accruing interest, non-accrual loans and OREO. Total non-performing assets at March 31, 2003 increased by $135,000 to $2.2 million, compared with December 31, 2002. Total non-performing assets were 0.23% of total assets at March 31, 2003, compared to 0.22 % of total assets at December 31, 2002. The majority balance of the non-accrual home mortgage loans represented a single commercial loan secured by the business owners' home of $696,000 at March 31, 2003 which the Bank anticipates a full collection.

The non-accrual on home mortgage loans, which include a single loan balance of $696,000, amounted to $802,000 in total at March 31, 2003.

         As of March 31, 2003, the Bank had no OREO. The non-performing loan coverage ratio, defined as the allowance for loan losses to non-performing loans, slightly decreased to 430.54 % as of March 31, 2003 from 437.96% at December 31, 2002.

         The following table provides information with respect to the components of the Bank's non-performing assets as of the dates indicated.

                             NON-PERFORMING ASSETS
                             (Dollars in thousands)

                             3/31/2003   12/31/2002   3/31/2002
                             ---------   ----------   ---------
NON-ACCRUAL LOANS:
Commercial and industrial      $1,137      $1,091      $1,436
Installment loans                  37          28           9
Real estate loans:
   Commercial                       -           -       3,294
   Home mortgage                  802         805         117
Home equity                         -           -         127
SBA                               159           -         170
Other                               1           -           5
Trade Finance                       -          74           -
Bills Bought                        -           -           -
                               ------      ------      ------
     Total                     $2,136      $1,998      $5,158

                                            (Table continues on following page.)

                                                               3/31/2003   12/31/2002    3/31/2002
                                                               ---------   ----------    ---------
LOANS 90 DAYS OR MORE PAST DUE AND STILL ACCRUING
   (AS TO PRINCIPAL OR INTEREST):
Commercial and industrial                                       $    -       $    -       $    -
Installment loans                                                    -            -            -
Real estate loans:
   Commercial                                                        -            -            -
   Home mortgage                                                     -            -            -
Home equity                                                          -            -            -
SBA
Other                                                               25           28           75
Trade Finance                                                        -            -            -
Bills Bought                                                         -            -            -
                                                                ------       ------       ------
     Total                                                      $   25       $   28       $   75
RESTRUCTURED LOANS:
Commercial and industrial                                       $    -       $    -       $    -
Installment loans                                                    -            -            -
Real estate loans:
   Commercial                                                        -            -            -
   Home mortgage                                                     -            -            -
Home equity                                                          -            -            -
SBA
Other                                                                -            -            -
Trade Finance                                                        -            -            -
Bills Bought                                                         -            -            -
                                                                ------       ------       ------
     Total                                                      $    -       $    -       $    -
                                                                ------       ------       ------
     Total non-performing loans                                 $2,161       $2,026       $5,233
Other real estate owned                                              -            -            -
                                                                ------       ------       ------
Total non-performing assets                                     $2,161       $2,026       $5,233
                                                                ======       ======       ======
Non-performing loans as a percentage of total gross loans         0.30%        0.30%        0.91%
Non-performing assets as a percentage of total gross loans
and other real  estate owned                                      0.30%        0.30%        0.91%

ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses amounted to $9.3 million or 1.27% of total loans as of March 31, 2003 compared to $8.9 million or 1.30% of total loans at December 31, 2002.

         The following table presents information relating to the allowance for loan losses for the periods indicated

(Dollars in thousands)

                                                                    YTD             YTD              YTD
                                                                  03/31/03        12/31/02         03/31/02
                                                                 ---------        ---------       ----------
ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period                                   $   8,873        $   9,467       $    9,467
Provision for loan losses                                              600            1,100              100
Loans charged-off                                                     (181)          (1,805)            (393)
Recoveries of charged-off loans                                         12              111               28
                                                                 ---------        ---------       ----------
Balance at end of period                                             9,304            8,873            9,202
                                                                 =========        =========       ==========

RATIOS:
Net loan charge-offs to average total loans                           0.10%            0.28%            0.26%
Provision for loan losses to average total loans                      0.34             0.18             0.02
Allowance for loan losses to gross loans at end of period             1.27             1.30             1.60
Allowance for loan losses to total non-performing loans             430.54           437.96           175.85
Net loan charge-offs to allowance for loan losses at end of           7.25            19.10             3.97
period
Net loan charge-offs to provision for loan losses                    28.11           154.05           365.48

         In determining the allowance for loan losses, management continues to assess the risk inherent in the loan portfolio, the possible impact of known and potential problem loans, and other factors such as portfolio composition, loan concentration, and trends in local economic conditions.

         The Bank formally assesses the allowance for loan losses on a quarterly basis. The allowance for loan losses begins with Management reviewing each individual classified and criticized loan in detail, and evaluating, among other things, the adequacy of collateral, payment record, current loan status and borrowers' financial capacity. A loan loss allowance is assigned to each impaired loan. Loans categorized as impaired from this quarterly allocation of loan loss allowance are based upon the specifics of the loans' circumstances, including updated collateral value, borrowers' or guarantors' financial capacity, payment record and recent conversations with the borrower. Additionally, each quarter the Bank updates its twelve-quarter loss migration analysis for its commercial loan pool, six-quarter loss migration analysis for its homogeneous loan pool and four-quarter loss migration analysis for its credit card loan pool to drive the rolling respective loan loss experience percentages. These loan pools are assigned an appropriate reserve factor based upon the Bankss.s historical charge off experience, other factors, and then accounts for qualitative adjustments that take into consideration current conditions. The allowance is maintained at a level the Bank considers adequate to cover inherent risk of probable loss associated with its loan portfolio under prevailing and anticipated economic conditions.

         Based on the Bank's evaluation process and the methodology to determine the level of the allowance for loan losses, management believes the allowance level as of March 31, 2003 to be adequate to absorb the estimated known and inherent risks identified through its analysis. However, no assurance can be given that the Bank will not sustain losses in any given period which could be substantial in relation to the size of the allowance.

DEPOSITS

         The Bank's total deposits amounted to $759.7 million at March 31, 2003, a decrease of $254,000 from $760.0 million at December 31, 2002. The Bank's average deposits increased $94.2 million or 13.36% to $799.4 million for the first quarter of 2003 from $705.2 million for the same quarter of 2002. The average money market accounts increased $43.2 million or 38.01% to $156.8 million for the first quarter of 2003 from $113.6 million for the same quarter of 2002. The average non-interest bearing accounts increased $28.3 million or 14.22% to $227.2 million for the first quarter of 2003 from $198.9 million for the same quarter of 2002. The ratio of average noninterest-bearing deposits to average total deposits was 28.42% for the first quarter of 2003 and 28.21% for the same quarter of 2002. The Bank's average total cost of deposits was 1.38% for the first quarter of 2003 and 1.70% for the same quarter of 2002. The Bank does not hold any brokered deposits.

         The following table illustrates the deposit mix as of the dates indicated:

                                               (Dollars in thousands)
                                   As of  March 31, 2003  As of December 31, 2002
                                   ---------------------  ----------------------
                                    Amount       Percent     Amount    Percent
                                    ------       -------     ------    -------
Types of deposits:
Demand, non-interest-bearing       $240,026       31.59%    $223,377    29.39%
Money market accounts               101,736       13.39      126,272    16.61
Super Now                             7,624        1.00        7,602     1.00
Savings                              45,259        5.96       44,215     5.82
Time certificates of deposits of
    $100,000 or more                267,720       35.24      258,652    34.03
Other time deposits                  97,376       12.82       99,877    13.15
                                   --------      ------     --------   ------
    Total deposits                 $759,741      100.00%    $759,995   100.00%
                                   ========      ======     ========   ======

OTHER BORROWINGS

         The Bank's borrowings from Federal Home Loan Bank amounted to $70.0 million at March 31, 2003 and December 31, 2002.

CAPITAL RESOURCES

         As of March 31, 2003, stockholders' equity was $103.4 million or 10.99% of total assets, compared with $100.9 million or 10.77% as of December 31, 2002.

         The Bank is required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% ("Total Risk-Based Capital Ratio"), at least one-half of which must be in the form of Tier 1 capital, and a ratio of Tier 1 capital to total risk-weighted assets of 4.0% ("Tier 1 Risk-Based Capital Ratio"). As of March 31, 2003 and December 31, 2002, the Bank's Total Risk-Based Capital Ratios were 15.38% and 15.95%, respectively, and its Tier 1 Risk Based Capital Ratios were 14.13% and 14.70%, respectively. The Bank's regulatory capital continued to well exceed the regulatory minimum requirements on March 31, 2003; however, the Bank is no longer considered to be "well capitalized" as a result of Consent Agreement entered into with Federal Deposit Insurance Corporation in March 2002. See Part II. Item 1. "Legal Proceedings." To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table and not be subject to any regulatory order, agreement or directive.

         Banks are also required to maintain a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks that have received the highest rating of the five categories used by regulators to rate banks and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets ("Leverage Capital Ratio") of at least 3%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank's particular circumstances warrant. The Bank's Leverage Capital Ratio was 10.52% and 11.56% at March 31, 2003 and December 31, 2002, respectively.

         The following table presents the Bank's regulatory capital amount and ratios as of March 31, 2003.

                                                                    AS OF MARCH 31, 2003
                                                                   (DOLLARS IN THOUSANDS)
                                            ------------------------------------------------------------------
                                                                                                 TO BE WELL
                                                                                             CAPITALIZED UNDER
                                                                      FOR CAPITAL            PROMPT CORRECTIVE
                                                    ACTUAL         ADEQUACY PURPOSE          ACTION PROVISIONS
                                            --------------------  ---------------------   ----------------------
                                             AMOUNT       RATIO    AMOUNT       RATIO      AMOUNT       RATIO
                                            --------      ------  --------   ----------   --------   -----------
Total capital (to risk-weighted assets)     $111,990      15.38%  $ 58,252   > or = 8.0%  $ 72,815   > or = 10.0%

Tier I capital (to risk-weighted assets)     102,884      14.13     29,125   > or = 4.0     43,687   > or =  6.0

Tier I capital (to average assets)           102,884      10.52     39,103   > or = 4.0     48,878   > or =  5.0
                                            ========      =====   ========   ==========   ========   ===========

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

LIQUIDITY AND INTEREST RATE SENSITIVITY

         Liquidity is the Bank's ability to maintain sufficient cash flow to meet deposit withdrawals and loan demands and to take advantage of investment opportunities as they arise. The Bank's principal sources of liquidity have been growth in deposits and proceeds from the maturity of securities and repayments from loans. To supplement its primary sources of liquidity, the Bank maintained $178.7 million of borrowing capacity under a collateralized line of credit with the Federal Home Loan Bank of San Francisco.

         At March 31, 2003, the Bank's available liquidity totaled $295.0 million, which was approximately 38.83% of total deposits and 113.62% of total volatile liabilities compared to $186.4 million at December 31, 2002, which was approximately 24.52% of total deposits and 71.85% of total volatile liabilities. The volatile liabilities are comprised of time certificates of deposit of $100,000 or more and other volatile deposits. The Bank's policy is to maintain a minimum fund availability to total deposit and borrowing ratio of 20% and a minimum fund availability to total volatile liability ratio of 50%. The Bank considers any excessive cash holdings or balances in due from banks, overnight Fed funds sold, uncollateralized available-for-sale securities and readily available Federal Home Loan Bank advances as funds availability. The Bank follows the regulatory definition of volatile liabilities, which is Jumbo CD's. The ratios of the average balance of Jumbo CD's to average total deposits for March 31, 2003 and December 31, 2002 were 31.87% and 33.99%, respectively.

         The Bank had a significant portion of its time deposits maturing within one year or less as of March 31, 2003. Management anticipates that there may be some outflow of these deposits upon maturity due to the keen competition in the Bank's market place. However, based on its historical runoff experience, the Bank expects the outflow will be minimal and can be replenished through its normal growth in deposits.

         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial change in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, Management actively monitors and manages its interest rate risk exposure.

         The Bank actively monitors and manages its interest rate risk through analyzing the repricing characteristics of its loans, securities, and deposits on an on-going basis. One of the primary goals is to optimize net income under varying interest rate environments. The focus of this process is the development, analysis, implementation and monitoring of earnings enhancement strategies that provide stable earnings and capital levels during periods of changing interest rates. Management uses both interest rate sensitivity analysis, and a simulation model to measure and quantify the impact to the Bank's profitability on the market value of its assets and liabilities.

         The interest rate sensitivity analysis measures the repricing mismatches between assets and liabilities. The interest rate sensitivity gap is determined by subtracting the amount of liabilities from the amount of assets that reprice in a particular time interval. A liability sensitivity results when more liabilities than assets reprice or mature within a given period. Conversely, an asset sensitive position results when more assets than liabilities reprice within a given period. At March 31, 2003, the Bank maintained positive one-year gap position of $147.0 million or 15.63% of total assets. This compared with a positive one-year gap position of $86.5 million or 9.23% of total assets at December 31, 2002. The increase in gap was primarily due to a net increase in rate sensitive assets over rate sensitive liabilities. Because the Bank's assets tend to reprice more frequently than its liabilities over a twelve months horizon, the Bank will realize lower net interest income in a falling rate environment.

         Since an interest rate sensitivity analysis does not measure the timing differences in the repricing of assets and liabilities, the Bank uses a simulation model to quantify the extent of the differences in the behavior of the lending and funding rates, so as to project future earnings or market values under alternative interest scenarios.

         The following table presents the interest rate sensitivity of the Bank's interest-earning assets and interest-bearing liabilities as of March 31, 2003 using the interest rate sensitivity gap ratio. For purposes of the following table, an asset or liability is considered rate-sensitive within a specified period when it can be repriced or matures within its contractual terms. Actual payment patterns may differ from contractual payment patterns.

                       INTEREST RATE SENSITIVITY ANALYSIS
                             (Dollars in thousands)

                                                             At March 31, 2003
                                                             -----------------
                                                   Amounts Subject to Repricing Within
                                         ---------------------------------------------------------
                                                       3-12                    After 5
                                         0-3 Months   Months      1-5 Years     Years       Total
                                         ---------   ---------    ---------   ---------   ---------
INTEREST-EARNING ASSETS:
     Total Loans*                        $ 590,888   $  17,544    $  52,787   $  70,169   $ 731,388
     Federal Home Loan Bank Stock            3,585          --           --          --       3,585
     Investment securities                  24,836      21,303       99,046      10,468     155,653
     Federal Funds sold                      8,200          --           --          --       8,200
     Interest-earning deposits                 230          --           --          --         230
                                         ---------   ---------    ---------   ---------   ---------
          Total                            627,739      38,847      151,833      80,637     899,056
                                         ---------   ---------    ---------   ---------   ---------
INTEREST-BEARING LIABILITIES:
     Money market                          101,736          --           --          --     101,736
     NOW                                     7,624          --           --          --       7,624
     Savings deposits                       45,259          --           --          --      45,259
     Time deposits of $100,000 or more     119,314     146,863        1,543          --     267,720
     Other Time deposits                    42,004      46,804        8,568          --      97,376
     Borrowed funds                             --      10,000       60,000          --      70,000
                                         ---------   ---------    ---------   ---------   ---------
          Total                          $ 315,937   $ 203,667    $  70,111   $      --   $ 598,715
                                         =========   =========    =========   =========   =========
Interest rate sensitivity gap            $ 311,802   $(164,820)   $  81,722   $  80,637   $ 309,341
Cumulative interest rate sensitivity gap $ 311,802   $ 146,982    $ 228,704   $ 309,341
Cumulative interest rate sensitivity
   gap   ratio as a percentage of total
   assets                                    33.16%      15.63%       24.32%      32.90%

*Loans including loan held for sale and unearned fees and excluding Non-Accrual Loans

         Although interest rate sensitivity gap is a useful measurement and contributes to effective asset and liability management, it is difficult to predict the effect of changing interest rates based solely on that measure. As a result, the Asset/Liability Management Committee also regularly uses simulation modeling as a tool to measure the sensitivity of earnings and net portfolio value ("NPV") to interest rate changes. Net portfolio value is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments. The simulation model captures all assets, liabilities, and off-balance sheet financial instruments, accounting for significant variables that are believed to be affected by interest rates. These include prepayment speeds on loans, cash flows of loans and deposits, principal amortization, call options on securities, balance sheet growth assumptions and changes in rate relationships as various rate indices react differently to market rates. The simulation measures the volatility of net interest income and net portfolio value under immediate rising or falling market interest rate scenarios in 100 basis point increments.

         The following table sets forth the Bank's estimated net interest income over a twelve month period and NPV based on the indicated changes in market interest rates as of March 31, 2003.

                        %CHANGE IN
      CHANGE        NET INTEREST INCOME                    %CHANGE
(IN BASIS POINTS)   (NEXT TWELVE MONTHS)                   IN NPV
-----------------   --------------------                   ------
      +200                 10.48%                           7.42%
      +100                  5.73                            4.05
         0                     -                               -
      -100                 -8.06                           -4.28
      -125                 -9.95                           -5.95

         As indicated above, the net interest income increases (decreases) as market interest rates rise (fall). This is due to the fact that the Bank maintained a positive gap and also a substantial portion of the interest earning assets reprice immediately after the rate change, interest-bearing liabilities reprice slower than interest-earning assets, and interest-bearing liabilities do not reprice to the same degree as interest earning assets, given a stated change in the interest rate. The NPV increases (declines) as the interest income increases (decreases) since the change in the discount rate has a greater impact on the change in the NPV than does the change in the cash flows.

         Management believes that the assumptions used by it to evaluate the vulnerability of the Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Bank's assets and liabilities and the estimated effects of changes in interest rates on the Bank's net interest income and NPV could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based.

         The Bank's historical strategies in protecting both net interest income and economic value of equity investments from significant movements in interest rates have involved restructuring its investment portfolio and using FHLB advances. Bank policies also permit the purchase of rate caps and floors, and engaging in interest rate swaps, although the Bank has not yet engaged in either of these activities. At March 31, 2003, the Bank had no derivative instruments outstanding.

ITEM 4.  CONTROLS AND PROCEDURES

(a)      EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

         The Bank's Chief Executive Officer and its Chief Financial Officer, after evaluating the effectiveness of the Bank's disclosure controls and procedures (as defined in Exchange Act Rules 13a-14(c) and 15-d-14(c) as of a date within 90 days of the filing date of this report (the "Evaluation Date") have concluded that as of the Evaluation Date, the Bank's disclosure controls and procedures were adequate and effective to ensure that material information relating to the Bank would be made known to them by others within the Bank, particularly during the period in which this quarterly report was being prepared.

         Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

(b)      CHANGES IN INTERNAL CONTROLS

         There were no significant changes in the Bank's internal controls or in other factors that could significantly affect these internal controls subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such controls requiring corrective actions. As a result, no corrective actions were taken.

                           PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

         From time to time, the Bank is a party to claims and legal proceedings arising in the ordinary course of business. After taking into consideration information furnished by counsel to the Bank as to the current status of these claims or proceedings to which the Bank is a party, Management is of the opinion that the ultimate aggregate liability represented thereby if any, will not have a material adverse affect on the financial condition of the Bank.

         The Bank has been subject to a Consent Agreement with the FDIC pursuant to Section 8(b)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(1) since April 14, 2002. The Consent Agreement addresses actions necessary to correct certain Bank Secrecy Act ("BSA") compliance deficiencies including inadequate training and internal controls, and ineffective independent testing of such controls, which deficiencies are alleged by the FDIC but not admitted to by the Bank. Even prior to entering into the Consent Agreement, the Bank began taking proactive steps in 2001 to improve its BSA compliance. For example, in late 2001, the Bank implemented an enterprise-wide risk management infrastructure, which includes a comprehensive compliance and training program. This step was taken with the assistance of a leading financial services consulting firm, The Secura Group, which the Bank retained in November 2001 to advise and assist the Bank in its compliance efforts. In addition, the Bank created a new senior executive position of Chief Risk Officer and hired this officer in May 2002 to enhance overall Risk Management processes. The Bank has also taken other steps to ensure the accuracy of the customer exemption process. Finally, to improve the overall efficiency and effectiveness of BSA monitoring, the Bank purchased a new automated BSA tracking/monitoring system which was installed in 2002 and is in the process of implementation. The Bank has experienced certain technical difficulties with respect to the integration of this software with the Bank's existing customer database information system, resulting in a delay in the Bank's ability to fully comply with certain requirements of the Consent Agreement. The Bank expects this system to be fully functional and to resolve these technical difficulties shortly, which should enable the Bank to satisfy one of the most critical requirements of the Consent Agreement. Until the new software is fully functional, the Bank is making every effort to implement alternative procedures for those aspects of compliance which will ultimately be achieved through the use of the computer tracking system. In addition, the Bank is in the process of improving its due diligence efforts to identify and monitor high-risk accounts, improve internal controls to assure the accuracy and completeness of internal reports, and intensify personnel training. The Board of Directors, Management, Officers, and employees of the Bank are fully committed to complying with all of the terms of the Consent Agreement, and the Bank has been working and will continue to work closely with the FDIC towards this end.

ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

         Not Applicable

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

         Not Applicable

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         Not Applicable

ITEM 5.  OTHER INFORMATION

         Not Applicable

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a)      Exhibit

 Exhibit Table                                                                                 Exhibit Table
Reference Number                                     Item                                          Number
----------------                                     ----                                          ------
      3.1              Articles of Incorporation, as Amended(1).........................

      3.2              2002 Amendment to Articles of Incorporation(2)...................

      3.3              Bylaws, as Amended(1)............................................

      3.4              2001 Amendment to Bylaws(3)......................................

---------------------------

(1) Incorporated by reference to the Exhibits to the Bank's Form 10 Registration Statement, as filed with the FDIC on June 12, 2000.

(2) Incorporated by reference to the Exhibits to the Bank's Form 10K, as filed with the FDIC on April 1, 2003.

(3) Incorporated by reference to the Exhibits to the Bank's Form 10-K/A, as filed with the FDIC on April 20, 2001.

 Exhibit Table                                                                                 Exhibit Table
Reference Number                                     Item                                          Number
----------------                                     ----                                          ------
      4.1              Specimen of Common Stock Certificate(1)..........................

      10.1             2000 Stock Option Plan(1)........................................

      10.2             401(k) Plan(3)...................................................

      10.3             Lease for Corporate Headquarters(1)..............................

      10.4             Lease for Western Branch Office(1)...............................

      10.5             Lease for Wilshire Branch Office(1)..............................

      10.6             Lease for Downtown Branch Office(1)..............................

      10.7             Lease for Van Nuys Branch Office(1)..............................

      10.8             Lease for Torrance Branch Office(1)..............................

      10.9             Lease for Rowland Heights Branch Office(1).......................

      11.1             Statement Regarding Computation of Earnings Per Share(4).........

      99.1             Certification of Chief Executive Officer and Chief Financial
                       Officer(1).......................................................

         (b)      Reports on Form 8-K

         The Bank filed no report on Form 8-K during the first quarter of 2003.

-------------------------

(4) The information required by this exhibit is incorporated herein by reference from Note of the Bank's Financial Statements included herein.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to report be signed on its behalf by the undersigned thereunto duly authorized.

                                         Pacific Union Bank

Date: May 13, 2003             By /s/ Dianne Kim
                                      Dianne Kim
                                      Senior Vice President and Chief Financial
                                      Officer (Principal financial or accounting
                                      officer and duly authorized signatory)